Free Writing Prospectus
                                                      Filed pursuant to Rule 433
                                                          File No. 333-129918-04

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-129918. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Credit Suisse                                           Wed Jun 21 12:57:12 2006
                             CSMCRED-2006C3-V2.PX A3
                                   Yield Table
--------------------------------------------------------------------------------
Current Balance                : $826,000,000                       :
Pass-Thru Rate                 : 5.8277                             :
Accrued Days / Delay Days      : 29 / 14             Settlement     : 06/30/2006
                                                     Factor Date    : 06/25/2006
--------------------------------------------------------------------------------



                   Prepayments
------------------------------------------------
                                  0.0% CPR
          Price           ----------------------
                             Idx Sprd     ModDur
------------------------------------------------
 99.21875        99-07         34.6         7.16
 99.25000        99-08         34.2
 99.28125        99-09         33.7
 99.31250        99-10         33.3
 99.34375        99-11         32.8
 99.37500        99-12         32.4
 99.40625        99-13         32.0
 99.43750        99-14         31.5

 99.46875        99-15         31.1         7.16
 99.50000        99-16         30.7
 99.53125        99-17         30.2
 99.56250        99-18         29.8
 99.59375        99-19         29.4
 99.62500        99-20         28.9
 99.65625        99-21         28.5
 99.68750        99-22         28.0

 99.69080        99-22         28.0         7.16
 99.71875        99-23         27.6
 99.75000        99-24         27.2
 99.78125        99-25         26.7
 99.81250        99-26         26.3
 99.84375        99-27         25.9
 99.87500        99-28         25.4
 99.90625        99-29         25.0

 99.93750        99-30         24.6         7.17
 99.96875        99-31         24.1
100.00000       100-00         23.7
100.03125       100-01         23.3
100.06250       100-02         22.8
100.09375       100-03         22.4
100.12500       100-04         22.0
100.15625       100-05         21.5
------------------------------------------------
         Avg Life                   9.69
------------------------------------------------
         First Pay               07/15/2015
         Last Pay                05/15/2016
       Prin. Window                  11
------------------------------------------------

Spread Over : SWAPCURVE SWAP Curve(bp): 2 Yr 45.50; 3 Yr 48.00; 4 Yr 50.50; 5 Yr 53.25; 6 Yr 54.25; 7 Yr 55.00; 8 Yr 55.75; 9 Yr 56.50; 10 Yr 57.50; 11 Yr 58.88;
12 Yr 60.25;

Treasury Curve: 1 Yr 5.1900%; 2 Yr 5.1900%; 3 Yr 5.1580%; 5 Yr 5.1280%; 10 Yr
5.1430%; 30 Yr 0.0000%;

Credit Suisse                                           Wed Jun 21 12:56:58 2006
                             CSMCRED-2006C3-V2.PX A3
                                   Yield Table
--------------------------------------------------------------------------------
Current Balance               : $826,000,000                        :
Pass-Thru Rate                : 5.8277                              :
Accrued Days / Delay Days     : 29 / 14             Settlement      : 06/30/2006
                                                    Factor Date     : 06/25/2006
--------------------------------------------------------------------------------

                   Prepayments
------------------------------------------------
                                   0.0% CPR
          Price          -----------------------
                              Yield       ModDur
------------------------------------------------

 99.21875        99-07        6.060         7.16
 99.25000        99-08        6.056
 99.28125        99-09        6.051
 99.31250        99-10        6.047
 99.34375        99-11        6.042
 99.37500        99-12        6.038
 99.40625        99-13        6.034
 99.43750        99-14        6.029

 99.46875        99-15        6.025         7.16
 99.50000        99-16        6.021
 99.53125        99-17        6.016
 99.56250        99-18        6.012
 99.59375        99-19        6.007
 99.62500        99-20        6.003
 99.65625        99-21        5.999
 99.68750        99-22        5.994

 99.69080        99-22        5.994         7.16
 99.71875        99-23        5.990
 99.75000        99-24        5.986
 99.78125        99-25        5.981
 99.81250        99-26        5.977
 99.84375        99-27        5.973
 99.87500        99-28        5.968
 99.90625        99-29        5.964

 99.93750        99-30        5.960         7.17
 99.96875        99-31        5.955
100.00000       100-00        5.951
100.03125       100-01        5.947
100.06250       100-02        5.942
100.09375       100-03        5.938
100.12500       100-04        5.934
100.15625       100-05        5.929
------------------------------------------------
         Avg Life                    9.69
------------------------------------------------
        First Pay                 07/15/2015
         Last Pay                 05/15/2016
       Prin. Window                   11
------------------------------------------------


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